EXHIBIT 99.1

For more information, please contact:

AmTrust Financial Services, Inc.
Investor Relations
Ellen Taylor
Hilly Gross
212.220.7120
IR@amtrustgroup.com

For immediate release
March 1, 2010

AmTrust Completes $53 million Initial Investment for 21.25% Ownership
Stake in American Capital Acquisition Corporation

New York—AmTrust Financial Services, Inc. (Nasdaq: AFSI) announced today that, consistent with its previous announcement, it completed a $53 million strategic investment in American Capital Acquisition Corporation (“ACAC”) in connection with its acquisition of GMAC’s U.S. Consumer Property and Casualty Insurance business.

“We are excited to have the opportunity to partner with ACAC while continuing to focus on delivering strong returns for our shareholders, “ said AmTrust President and CEO, Barry Zyskind, “In addition to the solid return on our investment, we will generate additional fee income as we leverage our expertise to build out a new technology platform and deliver asset management services as well as provide additional capital through our reinsurance quota share agreement. This transaction will be immediately accretive to AmTrust, and reflects our commitment to intelligent growth. In addition to generating solid returns, we gain access to ACAC’s distribution force of 10,500 agents with the opportunity to cross sell our AmTrust products. We look forward to a long and profitable relationship with our new partners.”
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Under the terms of the agreement AmTrust initially invested $53 million dollars in an eight percent convertible preferred security that is equivalent to a 21.25 percent ownership interest in ACAC. The investment will be accounted for under the equity method. The initial investment of $53.0 million was greater than the original $42.0 million estimate. The increase reflects a higher net closing book value of the acquired assets largely due to changes relating to the separation of the business from GMAC and higher than anticipated earnings.

About AmTrust Financial Services, Inc.
AmTrust Financial Services, Inc., headquartered in New York City, is a multinational insurance holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile and general liability, and extended service and warranty coverage.  For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.

About the Acquired U.S. Consumer Property and Casualty Insurance Business
The acquired U.S. Consumer Property and Casualty Insurance Business is one of the leading writers of automobile coverages through independent agents in the United States.  It utilizes a network of 10,500 agents in 12 core markets, as well as exclusive relationships with 23 affinity partners. The acquired U.S. Consumer Property and Casualty Insurance Business had a net written premium in excess of $1 billion dollars in 2008 that encompassed all fifty states. Its coverages include standard/preferred auto, RVs, non-standard auto and commercial auto. The investment includes ten statutory insurance companies that write the automobile coverages.